Exhibit 99.1

NEWS RELEASE

Visteon Announces Second-Quarter 2015 Results

•	Solid financial performance

•	Sales of $812 million

•	Adjusted EBITDA of $60 million; net income of $2.2 billion

•	Cash from operations of $31 million

•	Secured $660 million of annualized new business awards in first half of 2015

•	Completed sale of ownership interest in Halla Visteon Climate Control

•	Company begins $500 million accelerated share repurchase program as part of plan to return $2.5 billion-$2.75 billion of cash to shareholders by June 2016

•	Reduced term loan by $246 million to $350 million outstanding

•	Reaffirmed full-year 2015 guidance

VAN BUREN TOWNSHIP, Mich., Aug. 5, 2015 — Visteon Corporation (NYSE:VC) today announced second-quarter 2015 results, reporting sales of $812 million and net income attributable to Visteon of $2.2 billion, or $49.73 per diluted share, including a significant gain related to the sale of Visteon’s interest in Halla Visteon Climate Control Corp. (HVCC). As a result of the previously announced divestiture of the majority of its climate business, Visteon reclassified a significant portion of climate results to discontinued operations, and recast prior periods accordingly.

Adjusted EBITDA, a non-GAAP financial measure as defined below, was $60 million for the second quarter, compared with $29 million in the same period last year.

“Visteon continued its momentum in the second quarter with solid performance in sales, adjusted EBITDA and growth,” said Sachin Lawande, president and CEO, who joined Visteon on June 29. “As a result of our strong performance in the first half, we have reaffirmed full-year guidance.”

Lawande added: “With the sale of our 70 percent ownership interest in Halla Visteon Climate Control on June 9, Visteon is now focused on driving value for customers and shareholders as a technology-focused enterprise dedicated to vehicle cockpit electronics and the connected car – one of the fastest-growing segments in the automotive industry. As a result of that sale, we expect to deliver significant returns to our shareholders over the coming months through a series of actions including stock buybacks and special distributions.”

Cash from operating activities in the second quarter, including discontinued operations, totaled $31 million, consistent with $31 million for the same period in 2014. Adjusted free cash flow, a non-GAAP financial measure as defined below, was $33 million for the second quarter.

Second Quarter in Review

Visteon reported second-quarter sales of $812 million, an increase of $309 million compared with the same quarter last year. An additional $933 million of sales was classified as discontinued operations.

Electronics sales totaled $780 million, an increase of $337 million from the second quarter last year. The increase is primarily attributable to the acquisition of the global automotive electronics business of Johnson Controls Inc., effective July 1, 2014. For the Electronics Product Group, on a regional basis, Asia accounted for 37 percent of sales, Europe 33 percent, North America 28 percent, and South America 2 percent.

Gross margin for the second quarter of 2015 was $99 million, compared with $57 million a year earlier. Selling, general and administrative (SG&A) expenses were $65 million, or 8.0 percent of sales, for the second quarter, compared with $48 million, or 9.5 percent of sales, a year earlier. Year-over-year results for gross margin and SG&A were both impacted by the Johnson Controls electronics acquisition. The $42 million increase in gross margin also included higher sales volume and new business impacts, along with cost efficiencies, partially offset by the impact of unfavorable currency.

Adjusted EBITDA of $60 million for the second quarter of 2015, compared with $29 million for the same quarter last year, primarily reflected the impact of the Johnson Controls electronics acquisition, favorable volume and new business, and positive cost performance, partially offset by currency impacts.

For the second quarter of 2015, the company reported net income attributable to Visteon of $2,208 million, or earnings per share of $49.73 per diluted share. Second-quarter net income included $2,159 million related to income from discontinued operations, net of tax, a $62 million gain from the disposition of its ownership in Yanfeng Visteon Jinqiao Automotive Trim Systems Company, Limited; and $30 million of restructuring, transformation integration and related costs. Adjusted net income, which excludes these gains and costs, was $17 million, or $0.38 per diluted share.

Sale of Ownership Interest in Halla Visteon Climate Control

On June 9, Visteon completed the previously announced sale of its approximate 70 percent ownership interest in Halla Visteon Climate Control Corp. (HVCC) to an affiliate of Hahn & Company – a South Korea-based private equity company – and Hankook Tire Co. Ltd., following the approval of Visteon’s shareholders at a special meeting May 18.

Appointment of Sachin Lawande as President and CEO

On June 10, Visteon announced the appointment of Sachin Lawande as president and CEO, effective June 29, succeeding Timothy D. Leuliette. Lawande also joined Visteon’s board of directors. Lawande is an accomplished automotive electronics leader who had been with Harman International Industries since 2005, most recently as president of the infotainment division, the company’s largest with nearly $3 billion in annual sales.

Share Repurchase Program

On June 16, Visteon entered into an Accelerated Stock Buyback (ASB) with a third party to purchase shares of its common stock for an initial payment of $500 million. The company entered into the ASB agreement as part of its previously announced capital return program.

Term Loan Reduction

In the second quarter, Visteon reduced its term loan by $246 million to $300 million outstanding.

Cash and Debt Balances

As of June 30, 2015, Visteon had global cash balances totaling $2,866 million. Total debt as of June 30 was $378 million.

For the second quarter of 2015, Visteon generated $31 million of cash from operations, consistent with $31 million in the same period a year earlier. Capital expenditures in the quarter were $67 million — $8 million lower than in the second quarter of 2014. Adjusted free cash flow was $33 million in the quarter, compared with a use of cash of $18 million in the second quarter of 2014.

Visteon generated $66 million of cash from operations related to the Electronics Product Group and Corporate costs. Electronics capital expenditures totaled $14 million, and adjusted free cash flow for Electronics and Corporate totaled $57 million in the quarter.

Full-Year 2015 Outlook

Visteon reaffirmed its full-year 2015 guidance for key financial metrics. The company projects 2015 sales for the Electronics Product Group of $3.0 billion. Adjusted EBITDA for the Electronics Product Group and Corporate costs is projected in the range of $245 million to $265 million. Adjusted free cash flow, as defined below, for the Electronics Product Group and Corporate costs is projected in the range of $40 million to $80 million.

About Visteon

Visteon is a global company that designs, engineers and manufactures innovative cockpit electronics products and connected car solutions for most of the world’s major vehicle manufacturers. Visteon is a leading provider of driver information and controls, audio and infotainment, and domain controllers; its brands include Lightscape®, OpenAir® and SmartCore™. With corporate offices in Van Buren Township, Michigan, (U.S.); Shanghai, China; and Chelmsford, UK; Visteon has more than 11,000 employees at 50 facilities in 21 countries. Visteon had sales of $2.6 billion in 2014. Learn more at www.visteon.com.

Conference Call and Presentation

Today, Wednesday, Aug. 5, at 9 a.m. EDT, the company will host a conference call for the investment community to discuss the quarter’s results and other related items. The conference call is available to the general public via a live audio webcast.

The dial-in numbers to participate in the call are:

U.S./Canada: 855-855-4109

Outside U.S./Canada: 706-643-3752

(Call approximately 10 minutes before the start of the conference.)

The conference call and live audio webcast, the financial results news release, related presentation materials and other supplemental information will be accessible through Visteon’s website at www.visteon.com.

A replay of the conference call will be available through the company’s website or by dialing 855-859-2056 (toll-free from the U.S. and Canada) or 404-537-3406 (international). The conference ID for the phone replay is 85650283. The phone replay will be available for one week following the conference call.

Forward-looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various factors, risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, including, but not limited to: (1) conditions within the automotive industry, including (i) the automotive vehicle production volumes and schedules of our customers, (ii) the financial condition of our customers and the effects of any restructuring or reorganization plans that may be undertaken by our customers or suppliers, including work stoppages, and (iii) possible disruptions in the supply of commodities to us or our customers due to financial distress, work stoppages, natural disasters or civil unrest; (2) our ability to satisfy future capital and liquidity requirements; including our ability to access the credit and capital markets at the times and in the amounts needed and on terms acceptable to us; our ability to comply with financial and other covenants in our credit agreements; and the continuation of acceptable supplier payment terms; (3) our ability to satisfy pension and other post-employment benefit obligations; (4) our ability to access funds generated by foreign subsidiaries and joint ventures on a timely and cost-effective basis; (5) our ability to execute on our transformational plans and cost-reduction initiatives in the amounts and on the timing contemplated; (6) general economic conditions, including changes in interest rates, currency exchange rates and fuel prices; (7) the timing and expenses related to internal restructurings, employee reductions, acquisitions or dispositions and the effect of pension and other post-employment benefit obligations; (8) increases in raw material and energy costs and our ability to offset or recover these costs, increases in our warranty, product liability and recall costs or the outcome of legal or regulatory proceedings to which we are or may become a party; and (9) those factors identified in our filings with the SEC (including our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2014).

Caution should be taken not to place undue reliance on our forward-looking statements, which represent our view only as of the date of this release, and which we assume no obligation to update. The financial results presented herein are preliminary and unaudited; final financial results will be included in the company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2015. New business wins and rewins do not represent firm orders or firm commitments from customers, but are based on various assumptions, including the timing and duration of product launches, vehicle production levels, customer price reductions and currency exchange rates.

Use of Non-GAAP Financial Information

This press release contains information about Visteon’s financial results which is not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release. The provision of these comparable GAAP financial measures for 2015 is not intended to indicate that Visteon is explicitly or implicitly providing projections on those GAAP financial measures, and actual results for such measures are likely to vary from those presented. The reconciliations include all information reasonably available to the company at the date of this press release and the adjustments that management can reasonably predict.

Follow Visteon:

Contact:

Media:

Jim Fisher

734-710-5557

734-417-6184 – mobile

jfishe89@visteon.com

Investors:

Bob Krakowiak

734-710-5793

bkrakowi@visteon.com

VISTEON CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Millions, Except Per Share Data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2015	2014	2015	2014

Sales	$812	$503	$1,628	$1,003
Cost of sales	713	446	1,417	873

Gross margin	99	57	211	130
Selling, general and administrative expenses	65	48	123	94
Restructuring expense	12	13	15	14
Interest expense, net	6	5	11	11
Loss on debt extinguishment	5	23	5	23
Equity in net income of non-consolidated affiliates	12	7	11	7
Gain on sale of non-consolidated affiliates	62	2	62	2
Other (income) expense, net	(4)	16	8	22

Income (loss) from continuing operations before income taxes	89	(39)	122	(25)
Provision (benefit) for income taxes	24	(2)	33	11

Net income (loss) from continuing operations	65	(37)	89	(36)
Income (loss) from discontinued operations, net of tax	2,159	(104)	2,205	(57)

Net income (loss)	2,224	(141)	2,294	(93)
Net income attributable to non-controlling interests	16	14	36	43

Net income (loss) attributable to Visteon Corporation	$2,208	$(155)	$2,258	$(136)

Earnings (loss) per share data:
Basic earnings (loss) per share
Continuing operations	$1.34	$(0.89)	$1.76	$(1.04)
Discontinued operations	49.54	(2.46)	49.79	(1.85)

Basic earnings (loss) per share attributable to Visteon Corporation	$50.88	$(3.35)	$51.55	$(2.89)

Diluted earnings (loss) per share
Continuing operations	$1.31	$(0.89)	$1.71	$(1.04)
Discontinued operations	48.42	(2.46)	48.58	(1.85)

Diluted earnings (loss) per share attributable to Visteon Corporation	$49.73	$(3.35)	$50.29	$(2.89)

Average shares outstanding (in millions)
Basic	43.4	46.2	43.8	47.1
Diluted	44.4	46.2	44.9	47.1

Comprehensive income:
Comprehensive income (loss)	$2,303	$(107)	$2,323	$(80)
Comprehensive income (loss) attributable to Visteon Corporation	$2,288	$(131)	$2,296	$(124)

VISTEON CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in Millions)

(Unaudited)

	June 30	December 31
	2015	2014
ASSETS
Cash and equivalents	$2,857	$476
Restricted cash	9	9
Accounts receivable, net	554	572
Inventories, net	204	208
Current assets held for sale	18	1,630
Other current assets	285	239

Total current assets	3,927	3,134

Property and equipment, net	338	363
Investments in affiliates	63	99
Intangible assets, net	148	156
Non-current assets held for sale	—	1,425
Other non-current assets	462	146

Total assets	$4,938	$5,323

LIABILITIES AND EQUITY
Short-term debt, including current portion of long-term debt	$29	$29
Accounts payable	484	513
Accrued employee liabilities	124	114
Current liabilities held for sale	11	959
Other current liabilities	353	217

Total current liabilities	1,001	1,832

Long-term debt	349	587
Employee benefits	456	489
Deferred tax liabilities	36	53
Non-current liabilities held for sale	—	430
Other non-current liabilities	246	111

Stockholders’ equity
Preferred stock	—	—
Common stock	1	1
Stock warrants	2	3
Additional paid-in capital	1,230	1,246
Retained earnings	2,919	661
Accumulated other comprehensive loss	(261)	(299)
Treasury stock	(1,203)	(747)

Total Visteon Corporation stockholders’ equity	2,688	865
Non-controlling interests	162	956

Total equity	2,850	1,821

Total liabilities and equity	$4,938	$5,323

VISTEON CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS 1

(Dollars in Millions)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2015	2014	2015	2014
OPERATING
Net income (loss)	$2,224	$(141)	$2,294	$(93)
Adjustments to reconcile net income to net cash provided from operating activities:
Gain on Climate Transaction	(2,332)	—	(2,332)	—
Gain on sale of non-consolidated affiliates	(62)	(2)	(62)	(2)
Asset impairments and losses on divestitures	2	173	16	173
Depreciation and amortization	59	64	127	130
Loss on debt extinguishment	5	23	5	23
Equity in net income of non-consolidated affiliates, net of dividends remitted	—	7	(2)	5
Non-cash stock-based compensation	3	3	6	6
Other non-cash items	3	7	3	7
Changes in assets and liabilities:
Accounts receivable	44	12	(18)	(78)
Inventories	(3)	—	(32)	(18)
Accounts payable	(78)	(110)	32	21
Accrued income taxes	141	10	142	12
Other assets and other liabilities	25	(15)	25	(59)

Net cash provided from operating activities	31	31	204	127
INVESTING
Capital expenditures	(67)	(75)	(122)	(127)
Loan to non-consolidated affiliate	—	—	(10)	—
Proceeds from Climate Transaction	2,664	—	2,664	—
Proceeds from sale of non-consolidated affiliates	91	25	91	58
Other business divestitures and acquisitions	(16)	(7)	(24)	(7)
Other	2	6	5	5

Net cash provided from (used by) investing activities	2,674	(51)	2,604	(71)
FINANCING
Short-term debt, net	4	39	(6)	35
Proceeds from issuance of debt, net of issuance costs	—	590	—	590
Principal payments on debt	(247)	(3)	(250)	(4)
Repurchase of long-term notes	—	(419)	—	(419)
Repurchase of common stock	(500)	(500)	(500)	(500)
Dividends paid to non-controlling interests	(28)	(29)	(31)	(45)
Exercised warrants and stock options	9	8	19	9
Other	(1)	(2)	(1)	(2)

Net cash used by financing activities	(763)	(316)	(769)	(336)
Effect of exchange rate changes on cash and equivalents	8	7	(9)	2

Net increase (decrease) in cash and equivalents	1,950	(329)	2,030	(278)
Cash and equivalents at beginning of period	907	1,728	827	1,677

Cash and equivalents at end of period	$2,857	$1,399	$2,857	$1,399

[1]	The Company has combined cash flows from discontinued operations with cash flows from continuing operations within the operating, investing and financing categories. As such, cash and equivalents above include amounts reflected in current assets held for sale on the Consolidated Balance Sheets.

VISTEON CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited, Dollars in Millions)

Adjusted EBITDA: Adjusted EBITDA is presented as a supplemental measure of the Company’s performance that management believes is useful to investors because the excluded items may vary significantly in timing or amounts and/or may obscure trends useful in evaluating and comparing the Company’s operating activities across reporting periods. The Company defines Adjusted EBITDA as net income attributable to the Company, plus net interest expense, provision for income taxes and depreciation and amortization, as further adjusted to eliminate the impact of discontinued operations, equity in net income of non-consolidated affiliates, net income attributable to non-controlling interests, asset impairments, gains or losses on divestitures, net restructuring expenses and other reimbursable costs, non-cash stock-based compensation expense, certain employee charges and benefits, reorganization items and other non-operating gains and losses. Because not all companies use identical calculations, this presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

	Three Months Ended		Six Months Ended		Electronics & Corp. Only
	June 30		June 30		Estimated
	2015	2014	2015	2014	Full Year 2015*
Electronics	$75	$50	$170	$107
Other	—	(3)	(6)	(4)
Corporate	(15)	(18)	(26)	(31)

Adjusted EBITDA	60	29	138	72	$245 -$265

Interest expense, net	6	5	11	11	15
Provision (benefit) for income taxes	24	(2)	33	11	55
Depreciation and amortization	21	16	42	29	85
Restructuring expense	12	13	15	14	20
Gain on sale of non-consolidated affiliates	(62)	(2)	(62)	(2)	0
Loss on debt extinguishment	5	23	5	23	5
Non-cash, stock-based compensation expense	2	3	5	6	11
Equity in net income of non-consolidated affiliates	(12)	(7)	(11)	(7)	0
Net income attributable to non-controlling interests	16	14	36	43	20
Other (income) expense, net	(4)	16	8	22	50
Other	3	1	3	1	3
(Income) loss from discontinued operations, net of tax	(2,159)	104	(2,205)	57	—

Net income (loss) attributable to Visteon	$2,208	$(155)	$2,258	$(136)	$(19) - $1

*	Guidance excludes the other product group and discontinued operations.

Adjusted EBITDA is not a recognized term under U.S. GAAP and does not purport to be a substitute for net income as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. Adjusted EBITDA has limitations as an analytical tool and is not intended to be a measure of cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. In addition, the Company uses Adjusted EBITDA (i) as a factor in incentive compensation decisions, (ii) to evaluate the effectiveness of the Company’s business strategies, and (iii) because the Company’s credit agreements use similar measures for compliance with certain covenants.

Free Cash Flow and Adjusted Free Cash Flow: Free cash flow and Adjusted free cash flow are presented as supplemental measures of the Company’s liquidity that management believes are useful to investors in analyzing the Company’s ability to service and repay its debt. The Company defines Free cash flow as cash flow provided from operating activities less capital expenditures. The Company defines Adjusted free cash flow as cash flow provided from operating activities less capital expenditures, as further adjusted for restructuring and transformation-related payments. Free cash flow and Adjusted free cash flow include amounts associated with discontinued operations. Because not all companies use identical calculations, this presentation of Free cash flow and Adjusted free cash flow may not be comparable to other similarly titled measures of other companies.

					Electronics &
	Three Months Ended		Six Months Ended		Corp Only
	June 30		June 30		Estimated
	2015	2014	2015	2014	Full Year 2015 *
Cash provided from operating activities	$31	$31	$204	$127	$60 - $100
Capital expenditures	(67)	(75)	(122)	(127)	100

Free cash flow	$(36)	$(44)	$82	$—	$(40) - $0
Restructuring/transformation-related payments	69	26	90	46	80

Adjusted free cash flow	$33	$(18)	$172	$46	$40 - $80

*	Guidance excludes the other product group and discontinued operations.

Free cash flow and Adjusted free cash flow are not recognized terms under U.S. GAAP and do not purport to be a substitute for cash flows from operating activities as a measure of liquidity. Free cash flow and Adjusted free cash flow have limitations as analytical tools as they do not reflect cash used to service debt and do not reflect funds available for investment or other discretionary uses. In addition, the Company uses Free cash flow and Adjusted free cash flow (i) as factors in incentive compensation decisions and (ii) for planning and forecasting future periods.

Adjusted Net Income and Adjusted Earnings Per Share: Adjusted net income and Adjusted earnings per share are presented as supplemental measures that management believes are useful to investors in analyzing the Company’s profitability. The Company defines Adjusted net income as net income attributable to Visteon plus net restructuring expenses, reorganization items and other non-operating gains and losses, as further adjusted to eliminate the impact of discontinued operations. The Company defines Adjusted earnings per share as Adjusted net income divided by diluted shares. Because not all companies use identical calculations, this presentation of Adjusted net income and Adjusted earnings per share may not be comparable to other similarly titled measures of other companies.

	Three Months Ended		Six Months Ended
	June 30		June 30
	2015	2014	2015	2014
Diluted earnings (loss) per share:
Net income (loss) attributable to Visteon	$2,208	$(155)	$2,258	$(136)
Average shares outstanding, diluted (in millions)	44.4	46.2	44.9	47.1

Diluted earnings (loss) per share	$49.73	$(3.35)	$50.29	$(2.89)

Adjusted earnings (loss) per share:
Net income (loss) attributable to Visteon	$2,208	$(155)	$2,258	$(136)
Restructuring expense	12	13	15	14
Loss on debt extinguishment	5	23	5	23
Gain on sale of non-consolidated affiliates	62	2	62	2
Other (income) expense, net	(4)	16	8	22
Other	17	14	32	34
Income (loss) from discontinued operations, net of tax	2,159	(104)	2,205	(57)

Adjusted net income	$17	$13	$51	$12
Average shares outstanding, diluted (in millions)	44.4	46.2	44.9	47.1

Adjusted earnings per share	$0.38	$0.28	$1.14	$0.25

Adjusted net income and Adjusted earnings per share are not recognized terms under U.S. GAAP and do not purport to be a substitute for profitability. Adjusted net income and Adjusted earnings per share have limitations as analytical tools as they do not consider certain restructuring and transaction-related payments and/or expenses. In addition, the Company uses Adjusted net income and Adjusted earnings per share for planning and forecasting future periods.